UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 1, 2011

RETAIL OPPORTUNITY INVESTMENTS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	001-33749 (Commission File Number)	26-0500600 (I.R.S. Employer Identification No.)

81 Main Street, White Plains, NY (Address of Principal Executive Offices)	10601 (Zip Code)
Registrant's telephone number, including area code: (914) 620-2700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 1, 2011, Retail Opportunity Investments Corp. (the "Company") and Retail Opportunity Investments Partnership, LP entered into an underwriting agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named in Schedule A thereto, in connection with the offer and sale by the Company of 6,500,000 shares of its common stock, par value $0.0001 per share, at a price of $10.85 per share. The Company granted the underwriters an option to purchase up to 975,000 additional shares of common stock to cover sales in excess of the number of shares of common stock initially sold.  The Company expects to receive net proceeds from the offering of approximately $77.2 million after the deducting the underwriting discount and estimated offering expenses.  The shares of the Company's common stock are being offered and sold under a prospectus supplement and related prospectus filed with the U.S. Securities and Exchange Commission pursuant to a shelf registration statement on Form S-3 (File No. 333-163866). The offering is scheduled to close on December 7, 2011, subject to specified closing conditions. A copy of the underwriting agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with the filing of the underwriting agreement, the Company is filing as Exhibit 5.1 hereto an opinion of its counsel, Clifford Chance US LLP.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
1.1
Underwriting Agreement, dated December 1, 2011, among Retail Opportunity Investments Corp., Retail Opportunity Investments Partnership, LP and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein

5.1	Opinion of Clifford Chance US LLP (including consent of such firm)
23.1	Consent of Clifford Chance US LLP (contained in Exhibit 5.1 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL OPPORTUNITY INVESTMENTS CORP.

Dated: December 6, 2011	By:	/s/ John B. Roche
	Name:	John B. Roche
	Title:	Chief Financial Officer